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QUALSTAR CORPORATION
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BKF Capital Group, Inc.
Steven N. Bronson
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BKF Moves to Adjourn Qualstar Special Meeting
Citing Problems with Street Name Voting; Majority of Votes
Cast Appear to Favor BKF Proposals

Boca Raton, Florida, June 20, 2012 – BKF Capital Group, Inc. (OTCQB – “BKFG”), announced that, at the Special Meeting of Shareholders of Qualstar Corporation (NASDAQ — “QBAK”) today called by BKF to remove and replace the current Qualstar directors, BKF moved to adjourn the meeting for a period of two weeks to Thursday, July 5, 2012 because of issues with street name voting.  The Company refused to recognize BKF’s motion and challenged BKF to take legal action.  BKF is now considering its legal alternatives.

In moving to adjourn the Special Meeting, BKF cited problems with street name voting that came to its attention shortly before the meeting.  These problems appear to have resulted either in votes being misdirected or not allowing shareholders sufficient time to cast their vote.  In one case, if not caught, these problems would have resulted in almost 900,000 votes not being cast in favor of the BKF proposals.

Under the Qualstar bylaws, a shareholders meeting may be adjourned from time to time by the vote of a majority of the shares whose holders are either present in person or represented by a proxy.  Based on a preliminary tally, BKF understands that a majority of the shares present at the Special Meeting would have been cast in favor of adjournment had the motion been allowed.

Also based on a preliminary tally, BKF understands that a majority of the shares voted as of the time of the Special Meeting were cast in favor of the BKF proposals, although this was less than the absolute majority needed to remove the current directors.  Irrespective of BKF’s motion for adjournment, BKF believes that this sends a powerful message to the Qualstar board that shareholders will no longer tolerate a status quo of annual losses, declining revenue and depressed market value.  BKF also believes that the preliminary tally demonstrates solid support for BKF’s demand to return excess cash to shareholders.

In light of today’s developments, BKF encourages management to sit down with BKF to arrive at a mutually acceptable resolution that will provide for appropriate representation of BKF on the Company’s board and that will address the other issues raised by BKF during its campaign.

About BKF Capital Group Inc.

BKF Capital Group Inc. (OTCQB - "BKFG") is a publicly traded company focused on arranging a merger, acquisition, business combination or other arrangement with both public and private companies with unique value opportunities and/or acquiring a controlling position in such companies through equity purchases or debt financings. For additional information please visit: www.bkfcapital.com.

Contacts:
BKF Capital Group, Inc.
Greg Heller  561-362-4199 x 330
gheller@bkfcapital.com